Exhibit 99.4

Sales Plan

Sales Plan, adopted ___________ (the “Sales Plan”, and such date the “Adoption Date”) among: (a) Chad Richison; (b) Ernest Group, Inc. (each of (a) and (b), a “Seller”, and collectively “Sellers”); and (c) J.P. Morgan Securities LLC (“JPMS”). The purpose of this Sales Plan is to achieve the investment objectives of broader diversification of investments, while reducing the risk of over concentration in a particular investment.

RECITALS

WHEREAS, the Sellers desire to establish this Sales Plan to sell common shares (the “Stock”) of Paycom Software, Inc. (the “Issuer”); and

WHEREAS, the Seller is currently party to a plan dated August 10, 2023, to sell shares of Stock via JPMS (the “Existing Plan”); and the terms of which provide that the Existing Plan shall expire no later than May 2, 2024, and

WHEREAS, the Seller desires to sell shares of Stock (in each case after the expiration of the Existing Plan) that Seller owns as of the date hereof (“Long Shares”) and,

WHEREAS, the Sellers desire to sell shares of Stock pursuant to this Sales Plan in a total amount equal to “Total Plan Shares” as set forth in Schedule A; and

WHEREAS, the Sellers desire to engage JPMS to effect sales of shares of Stock in accordance with the Sales Plan;

NOW, THEREFORE, the Sellers and JPMS hereby agree as follows:

A. IMPLEMENTATION OF THE SALES PLAN

1. JPMS shall effect sales (each a “Sale”) of shares of Stock only on days on which the New York Stock Exchange (the “Exchange”) is open and the Stock trades regular way on the Exchange (“Trading Day”), pursuant to the specific instructions specified on Schedule A.

2. Sellers acknowledge and agree that JPMS will handle the above order on a best efforts basis. In the event any limit prices of orders are away from the prevailing market prices at any time, there can be no assurance that such orders will be executed in whole or in part. Sellers agree that all orders may be partially executed and will not be treated as an all or none order. JPMS may effect sales of Stock which may coincide with sales of Stock by other accounts held with JPMS including, but not limited to, sales made pursuant to other sales plans with JPMS. In such instances, JPMS will make allocations in a manner believed by JPMS to be equitable to each client. JPMS may aggregate sales of Stock under the Sales Plan with sales of the Stock by other JPMS accounts.

3. Each Seller agrees to deposit the number of shares of Stock specified in the Share Allocation Table in Schedule A into its JPMorgan Chase Bank, N.A. Asset Custody Account or JPMS Margin Brokerage Accounts (“Accounts”). JPMS reserves the right to suspend or cancel this Sales Plan prior to the first Sale if the shares of Stock have not been deposited into any Sellers’ Accounts for any reason. JPMS shall withdraw Stock from the Sellers’ Accounts in accordance with Schedule A in order to effect sales of Stock under this Sales Plan. If on any day that sales are to be made under this Sales Plan the number of shares of Stock in any Sellers’ Accounts is less than the number of shares to be sold by such Seller on such day, then JPMS shall notify such Seller(s) promptly of such deficiency, and such Seller(s) agree to promptly deposit into the Account(s) the number of shares of Stock necessary to eliminate such deficiency.

4. Sellers agree not to remove or transfer shares of Stock out of the Accounts in any manner that would cause an alteration of, or deviation from, the terms of this Sales Plan.

5. To the extent that any Stock remains in the Account(s) of any Seller upon termination of this Sales Plan, JPMS agrees to return any such Stock for which JPMS had restrictions removed for the purpose of this Sales Plan promptly to the Issuer’s transfer agent for relegending to the extent that such Stock would then be subject to transfer restrictions in the hands of such Seller(s).

6. JPMS will deduct its reasonable and customary commissions from the proceeds of sales of Stock under this Sales Plan, together with any other expenses incurred by JPMS in connection with such sales.

7. The Total Plan Shares, the shares to be sold on a particular day, and the limit prices, shall be adjusted automatically on a proportionate basis to take into account any stock split, reverse stock split or stock dividend with respect to the Stock or any change in capitalization with respect to the Issuer that occurs during the term of this Sales Plan.

8. Subject to Paragraph F.6, sales will commence under this Sales Plan on the Sales Commencement Date, as defined in Schedule A, which shall not be earlier than the expiration of the Existing Plan, and shall terminate on the earlier of (a) the close of business on the Sales End Date, as defined in Schedule A; (b) the date on which the Total Plan Shares have been sold; (c) the date this Sales Plan is terminated pursuant to Section E; (d) if any Seller is not a natural person, the dissolution or termination of such Seller’s existence under applicable law, provided that any such dissolution or termination shall be made in good faith and not (i) for the purpose of indirectly causing termination of this Sales Plan, (ii) as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other applicable securities laws, or (iii) as a part of a plan or scheme to evade the provisions of Section E of this Sales Plan; (e) the date on which the unit of JPMS responsible for executing sales of Stock pursuant to this Sales Plan receives notice or otherwise becomes aware of (i) if Seller is a natural person, the death or mental incapacity of the Seller; (ii) the commencement or impending commencement of any proceedings in respect of or triggered by any Sellers’ bankruptcy or insolvency; or (iii) the closing of a tender or exchange offer with respect to the Stock or of a merger, acquisition, reorganization, recapitalization or comparable transaction affecting the securities of the Issuer as a result of which the Stock is to be exchanged or converted into shares of another company or for other consideration. Notwithstanding the above, this Sales Plan shall not be considered effective, but instead shall be considered null and void, if at least one of the accounts referenced in A.3 above has not been established in the name of Sellers and open for the receipt of Stock by the Sales Commencement Date. Sellers understand that such an account cannot be opened until JPMS and its affiliates have performed customer due diligence and customer identification in accordance with internal policies and procedures and relevant federal laws including, but not limited to, the Bank Secrecy Act as amended by the USA PATRIOT Act and the regulations promulgated thereunder. Sellers understand that there may be significant time delays during this process and that an account may not be open for the receipt of Stock by the Sales Commencement Date.

9. Sellers acknowledge and agree that Sellers (which for purposes of this Paragraph A.9 shall include each Seller itself and all persons acting on its behalf, which may include without limitation such Sellers’ owners and managers and any investment advisers acting at the direction of, or with the permission of, any Seller ) does not have authority, influence or control over any sales of Stock effected by JPMS pursuant to this Sales Plan, and will not attempt to exercise any authority, influence or control over such sales. JPMS agrees not to seek advice from Sellers with respect to the manner in which it effects sales under this Sales Plan. JPMS shall execute the trades in such a way as to attempt to minimize the negative price impact on the market and to attempt to maximize the prices obtained for the shares sold. JPMS may use its discretion in how to work the order to attempt to achieve the best execution above the minimum price per share, but at no time will the Sellers communicate to JPMS any instructions on how to execute the order.

10. Sellers will be notified of all transactions pursuant to customary trade confirmations that are provided in the normal course of business. In addition, JPMS will use reasonable efforts to notify both the Issuer and the Sellers via email of each transaction pursuant to this Sales Plan no later than one Trading Day after the trading date of such transaction. Such notifications shall be sent to the distribution list as indicated in Schedule A, or such other persons as the Issuer may direct in writing from time to time.

11. Sellers understand that JPMS may not be able to effect a sale due to a market disruption or a legal, regulatory or contractual restriction applicable to JPMS, an insufficient number of shares of Stock being in the Accounts, JPMS having received written confirmation from the Issuer that the Issuer has not complied with the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) that are a condition to complying with Rule 144 or 145 under the Securities Act of 1933 (the “Securities Act”), or a pending sale under this Sales Plan causing any Seller to exceed any applicable volume limitations of Rule 144 or 145 under the Securities Act. If any sale cannot be executed as required by Paragraph A.1 due to: (a) the Issuer not complying with the reporting requirements of Section 13 or 15(d) of the Exchange Act that are a condition to complying with Rule 144 or 145 under the Securities Act, JPMS will carry over any unsold shares to be sold in whole or in increments pursuant to the terms of Schedule A as and when the Issuer has provided written confirmation to JPMS that the Issuer is currently compliant with such reporting requirements; (b) the applicable volume limitations of Rule 144 or 145 under the Securities Act, then JPMS will recalculate the volume limitations on a weekly basis and carry over any unsold shares to be sold in whole or in increments pursuant to the terms of Schedule A as and when the volume limitations permit; or (c) a market disruption, a legal, regulatory or contractual restriction applicable to JPMS or any other such event, such sale shall be cancelled and shall not be effected pursuant to this Sales Plan, and, notwithstanding any language to the contrary herein, there shall be no carryover associated with such cancelled sale other than as set forth in Schedule A.

12. It is the intent of the parties that this Sales Plan comply with the requirements of Rule 10b5-1(c)(1) under the Exchange Act and this Sales Plan shall be interpreted to comply with the requirements of Rule 10b5-1(c).

13. In the event that it is necessary for JPMS to borrow or purchase shares of Stock in order to complete any sale on behalf of Sellers pursuant to this Sales Plan, Sellers authorize JPMS to borrow or purchase such shares and agree to be jointly and severally responsible for any expense or loss which JPMS may sustain relating to such borrowing or purchase, including any expense or loss JPMS may sustain as a result of its inability to borrow or purchase shares of Stock to complete its delivery obligation.

B. RULES 144 AND 145

The following four paragraphs shall only apply to Sellers who are subject to Rules 144 and 145.

1. JPMS agrees to conduct all sales in accordance with the manner of sale requirement of Rule 144 or 145 under the Securities Act, and in no event shall JPMS effect any such sale if such sale would exceed the then applicable volume limitation under Rule 144, assuming JPMS’s sales under this Sales Plan and those notified to JPMS pursuant to Paragraph B.4 are the only sales subject to that limitation. JPMS will be responsible for completing and filing Form 144s on behalf of the Sellers using the information described in Paragraph B.3 below. Sellers understand and agree that JPMS shall make Form 144 filings as necessary to comply with Rule 144, the frequency of which will be at the discretion of JPMS after the initial filing is made no later than the date on which the first order to sell Stock is executed hereunder.

2. Each such Form 144 shall state that the sales thereunder are being made pursuant to a previously adopted plan intended to comply with Rule 10b5-1(c), shall include the date the Sellers adopted this Sales Plan and shall indicate that the representation regarding the Sellers’ knowledge of material information speaks as of the adoption date of this Sales Plan.

3. Each Seller confirms that at or prior to adopting this Sales Plan, such Seller has provided JPMS with a signed Delegation and Grant of Authority form or similar written agreement with regard to Form 144 filings, and all information therein remains fully accurate and complete (including, for the avoidance of doubt, the agreements, representations, warranties, U.S. Securities and Exchange Commission central index key (CIK) and CIK confirmation code (CCC) contained therein. Sellers further confirm to JPMS that the information contained in this Sales Plan (including, without limitation, the information in Schedules A and B) is fully accurate and complete for purposes of Form 144 filings and authorize JPMS to include such information in such filing(s) on the undersigned’s behalf.

4. Sellers agree not to take any action that would cause the sales not to comply with Rule 144 or 145, and Sellers agree not to cause any person or entity with which any Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144 to take any action that would cause the sales not to comply with Rules 144 or 145. Sellers will (a) promptly following the date hereof, provide notice to JPMS of any such transactions during the three months preceding the date hereof and (b) from the date hereof until the expiration of this Sales Plan pursuant to Paragraph A.8 above, provide prompt notice to JPMS of the entry into any other selling program or transaction in Stock by Sellers or any person or entity with which any Seller would be required to aggregate sales of Stock pursuant to paragraph (a)(2) or (e) of Rule 144. Sellers further agree that JPMS, without independent inquiry, may reasonably (c) rely on Sellers’ notices pursuant to this Paragraph B.4, and (d) conclude in the absence of such notices that the Sellers have entered into no such transactions or outside selling programs. Sellers also agree not to seek any modification, suspension, or termination of the Existing Plan for the purpose of effectively amending or influencing the operation of this Sales Plan.

C. REPRESENTATIONS AND AGREEMENTS OF SELLERS

1. Each Seller represents and warrants that as of the time of execution of, and entering into, this Sales Plan: (a) to the best of such Seller’s knowledge there is no blackout period (as defined in 17 C.F.R. Section 245.100(b), a “Blackout Period”) in effect for the Issuer, (b) that such Seller is not aware of any material, nonpublic information with respect to the Issuer or any securities of the Issuer (including the Stock) or of the actual or approximate beginning or ending dates of a Blackout Period for the Issuer, and (c) such Seller is entering into this Sales Plan, and the transactions contemplated herein, in good faith and not as part of a plan or scheme to evade the prohibitions of any applicable laws or regulations, such as Rule 10b5-1 under the Exchange Act. Each Seller further agrees to act in good faith with regard to this Sales Plan, including without limitation any suspension, termination and/or amendment. For the avoidance of doubt, to the extent such Seller is a director or officer of the Issuer (as defined in Rule 16a-1(f) under the Exchange Act, and regardless of whether the Issuer is otherwise subject to Section 16 of the Exchange Act and the rules thereunder), each Seller’s representations in clauses (b) and (c) of this Paragraph C.1 are intended as “certifying” representations for purposes of Rule 10b5-1(c)(1)(ii)(C) under the Exchange Act.

2. At the time of Sellers’ execution of this Sales Plan, neither Seller has (and neither Seller has instructed or permitted any other person to do so on his or its behalf) (a) entered into or altered a corresponding or hedging transaction with respect to the Total Plan Shares, or (b) except for the Existing Plan, entered into or given any additional contract, instruction, or plan that would qualify for the affirmative defense under Rule 10b5-1(c)(1) under the Exchange Act. While this Sales Plan remains in effect, each Seller agrees (c) not to enter into any such transaction described in clause (a); and (d) not to enter into or give any additional contract, instruction or plan described in clause (b) without the prior consent of JPMS. JPMS will require certain representations from Sellers and an acknowledgement of the Issuer as a condition to granting such consent.

3. Sellers agree to make all filings, if any, required under and monitor Sellers’ own compliance with Sections 13(d), 13(g) and 16 of the Exchange Act.

4. Except as provided in Paragraph B.1, Sellers acknowledge and agree that JPMS has no duty to (a) determine whether any Seller has violated Rules 144 or 145 under the Securities Act, Sections 13(d), 13(g) or 16 of the Exchange Act or the rules adopted by the SEC thereunder, or any other laws or regulations applicable to any Seller in connection with this Sales Plan; or (b) ascertain or advise on any reporting or disclosure requirements that may apply to the Issuer (including, without limitation, the obligations contained in Item 408 of Regulation S-K). Sellers understand that this Sales Plan in no way alters Sellers’ obligations and responsibilities under Section 16, including those prohibitions against short swing profits.

5. Sellers understand that the laws and regulations of U.S. states or non-United States jurisdictions (collectively, “State or Foreign Regulation”) may impose further restrictions or limitations on sales of shares of Stock by or on behalf of Sellers. State or Foreign Regulation may include, without limitation, the European Union Market Abuse Regulation (Regulation (EU) No 596/2014 of the European Parliament and of the Council of 16 April 2014). Sellers acknowledge and agree that JPMS has no duty to determine whether any State or Foreign Regulation would impose restrictions or limitations on this Sales Plan. Sellers understand that this Sales Plan in no way alters Seller’s obligations and responsibilities, or the obligations and responsibilities of the Issuer, under State or Foreign Regulation. For the avoidance of doubt, references in this Sales Plan to applicable laws, regulations and legal/regulatory restrictions shall be construed to include any applicable State and Foreign Regulation.

6. Sellers acknowledge and agree that JPMS has not provided Sellers with any tax, accounting or legal advice. Sellers understand that Sellers should seek the advice of counsel regarding this Sales Plan and the various securities and tax law issues related thereto.

7. Sellers agree to notify JPMS immediately in the event of trading restrictions being imposed as the result of any applicable regulatory prohibition or lock up event restricting sales by or on behalf of affiliates, such as a stock offering or tender offer.

8. Sellers represent and warrant that Sellers are able to sell shares of Stock, as contemplated by this Sales Plan, in accordance with the Issuer’s insider trading policies and Sellers have obtained the acknowledgement of the Issuer to enter into this Sales Plan. Sellers further represent and warrant that the Stock is not subject to any liens, security interests or other impediments to transfer (except for limitations imposed by Rules 144 or 145, if applicable).

9. While this Sales Plan is in effect, each Seller agrees that it will not: (a) trade in the Stock outside of this Sales Plan, except as expressly permitted under the Issuer’s insider trading policy then in effect; or (b) directly or indirectly take any action regarding the Existing Plan for the purpose of affecting the operation of this Sales Plan.

10. To the extent this Sales Plan constitutes a contract, instruction or plan described in Rule 10b5-1(c)(1)(ii)(E) (a “Single-Trade Plan”), Sellers represent and warrant that Sellers have not entered into, and will not enter into, another Single-Trade Plan within 12 months before or after the Adoption Date of this Sales Plan.

D. INDEMNIFICATION AND LIMITATION ON LIABILITY

1. Sellers agree to jointly and severally indemnify and hold harmless JPMS and its directors, officers, employees and affiliates from and against all claims, losses, damages and liabilities (including without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) arising out of or attributable to JPMS’s actions taken or not taken in compliance with this Sales Plan or arising out of or attributable to any breach by Sellers of this Sales Plan (including any Seller’s representations and warranties hereunder) or any violation by any Seller of applicable laws or regulations. This indemnification shall survive termination of this Sales Plan. Notwithstanding the foregoing, Sellers shall have no indemnification obligation to the extent any claims, losses, damages or liabilities are due to the gross negligence, recklessness or willful misconduct of JPMS or any other indemnified person.

2. Notwithstanding any other provision hereof, JPMS shall not be liable to any Seller for: (a) special, indirect, punitive, exemplary or consequential damages, or incidental losses or damages of any kind, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or (b) any failure to perform or to cease performance or any delay in performance that results from a cause or circumstance that is beyond its reasonable control, including but not limited to failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions or other causes commonly known as “acts of God”.

E. SUSPENSION, TERMINATION AND AMENDMENT

1. This Sales Plan may be (a) suspended or terminated by the Issuer at any time upon one Trading Day prior written notice or (b) terminated jointly by Sellers at any time upon one Trading Day prior written notice; provided however that JPMS may in its sole discretion decide to suspend or terminate on the same Trading Day that written notice is provided, if JPMS deems such action practicable. Any such suspension or termination shall be made in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other applicable securities laws. JPMS will require certain representations from Sellers and acknowledgement of the Issuer as a condition to such suspension or termination.

2. This Sales Plan shall be suspended, or at JPMS’s option, terminated, if JPMS receives notice, whether pursuant to Paragraph C.7 or otherwise, of (a) the occurrence of any legal, contractual or regulatory restriction applicable to any Seller or its affiliates, including without limitation, any restriction related to a merger or acquisition, or (b) a stock offering requiring an affiliate lock-up, that would prohibit sales pursuant to this Sales Plan, or (c) if the Stock has been delisted from the Exchange, or becomes subject to the delisting procedure from the Exchange.

3. Sellers may amend or modify the economic trading parameters of this Sales Plan (such as the number, size, price and timing of orders) only upon the written consent of JPMS. Any such amendment or modification shall be made in good faith and not as a part of a plan or scheme to evade the prohibitions of Rule 10b5-1 or other applicable securities laws. Sellers agree that Sellers will not amend or modify this Sales Plan at any time: (a) that a Blackout Period is in effect for the Issuer or (b) that any Seller is aware of any material non-public information about the Issuer and/or the Stock or of the actual or approximate beginning or ending dates of a Blackout Period for the Issuer. JPMS will require certain representations from Sellers and an acknowledgement of the Issuer as a condition to such amendment or modification.

F. GENERAL

1. This Sales Plan shall be governed by and construed in accordance with the laws of the State of New York without reference to choice of law principles. Except for modifications or amendments governed by Paragraph E.3, this Sales Plan may be modified or amended only by a writing signed by the parties hereto and acknowledged by the Issuer.

2. This Sales Plan shall be subject to all terms and conditions governing the Sellers’ Accounts, including the General Terms for Accounts and Services, the Asset Account Agreement and the JPMS Brokerage Agreement, including such provisions dealing with binding arbitration and waiving the right to litigate. This Sales Plan, together with the terms and conditions referenced in the preceding sentence, as well as any amendments or modifications made pursuant to this Sales Plan and those terms and conditions, represent the complete agreement between the parties on these subjects.

3. For the avoidance of doubt, to the extent this Sales Plan requires any person (including Sellers) to comply with the internal policies or procedures of the Issuer, Sellers acknowledge and agree that JPMS may rely solely on Sellers’ execution of this Sales Plan and has no duty to inquire independently as to such person’s compliance with such Issuer policies or procedures.

4. All notices to JPMS under this Sales Plan shall be given to JPMS by email: jpm_10b5-1@jpmchase.com.

5. Sellers’ rights and obligations under this Sales Plan may not be assigned or delegated without the written permission of JPMS.

6. This Sales Plan shall not be effective until executed by both Sellers and JPMS and acknowledged by the Issuer. This Sales Plan may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

Signature(s):

By:		Date:
Name:	Chad Richison

Ernest Group, Inc.:

By:		Date:
Name:	Chad Richison
Title:	President

J.P. Morgan Securities LLC Signature:

By:		Date:
Name:	Richelle Mackiewicz
Title:	Managing Director

Acknowledged by the Issuer (Paycom Software, Inc.):

Acknowledged:

By:		Date:
Name:	Craig Boelte
Title:	Chief Financial Officer

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